Exhibit 10.7

September 23, 2015

Dear Russell:

This letter agreement (“Agreement”) sets forth the agreements and understandings among you (“you” or “Executive”) and USA Truck, Inc. (the “Company”) regarding the conclusion of your employment relationship with the Company.

1.     Separation. Executive's position as Executive Vice President – Truckload Operations of the Company, and all other positions with the Company or its subsidiary (if any), will terminate as of the date hereof (the "Separation Date"). Executive's signature on this Agreement will function as his resignation from employment and all positions with the Company and its subsidiary effective as of the Separation Date. Executive and the Company hereby agree that through the Separation Date, Executive's existing compensation and benefits will continue without modification except as set forth herein.

2.     Severance Benefits. Subject to the terms of the Executive Severance and Change in Control Agreement between Executive and the Company, dated July 29, 2015 (the “Severance Agreement”), including, without limitation, Sections 14 through 17 thereof:

(a)     Salary Continuation. The Company agrees to pay you, as severance pay, one-twelfth of your current base salary ($230,625 per year) for a period of eighteen months from the Separation Date, on or as near as practicable to the same date in each month as monthly installments of the annual base salary were made to Executive prior to the Separation Date, in full satisfaction of Section 4(B)(i)(a) of the Severance Agreement.

(b)     2015 Bonus. The Company agrees to pay you a lump sum amount of $138,375, in cash, representing the target amount of short term cash incentive compensation that would have been awarded to and earned by the Executive under any incentive compensation plan for the fiscal year in which the Separation Date occurred, assuming all performance and other vesting criteria were satisfied for such year, in full satisfaction of Section 4(B)(i)(b) of the Severance Agreement.

(c)     Other. Executive agrees there are no other amounts that are due Executive under Section 4(B)(i)(c) of the Severance Agreement (including, without limitation, under any employee welfare, benefit, equity, or long term incentive plan then in effect to the extent Executive is an eligible participant), except (i) vacation time and paid time off accrued but not used through the Separation Date, which the Company and Executive agree that three (3) weeks of accrued vacation and paid time off is to be paid to Executive in a lump sum payment, in cash, in full satisfaction thereof, and (ii) any rights to equity awards as provided in Section 4 of this Agreement.

3.     Waiver of Other Severance Benefits. Other than as provided for in this Agreement, Executive waives any right to severance or any other benefits in connection with or as a result of the cessation of his employment with the Company, for any reason, under the Severance Agreement or otherwise, and agrees that he is only entitled to the payments and other separation benefits provided in this Agreement. Other than as provided for in this Agreement, Executive acknowledges that he is not entitled to any future continuing health or other benefits (except as may be required by applicable law) and waives any rights other than those required under applicable law.

4.     Equity Awards. Any outstanding equity awards held by Executive (including, without limitation, any restricted stock or any stock options) will be governed by the terms and conditions of the plans and agreements or award notices under which such equity awards were granted, and nothing in this Agreement will modify any terms or conditions of such plans and agreements or award notices. Executive acknowledges that the vesting, forfeiture, exercise, and other terms and conditions are not modified by this Agreement, and that Executive is responsible for taking any actions required to gain the benefits (if any) available under such awards.

5.     Restrictive Covenants. Executive acknowledges and agrees that he is bound by and will maintain ongoing compliance with the restrictive covenants set forth in the Severance Agreement, including, without limitation, the covenants set forth in Sections 14, 15, and 16 of the Severance Agreement. Executive agrees that he will maintain ongoing compliance with the Company’s employee handbook, Code of Business Conduct and Ethics Policy, and any other policies of the Company, to the extent applicable to Executive following the Separation Date.

6.     Waiver and Release of Claims. In order to receive amounts payable under Section 2 hereof, Executive must execute a timely and effective release of claims in the form attached hereto and marked Exhibit A (the "Release of Claims"), and no amounts will be payable under Section 2 hereof until the Release of Claims is effective. In addition, Executive must maintain ongoing compliance with all of his obligations under this Agreement and the Severance Agreement. The Release of Claims creates legally binding obligations and the Company therefore advises Executive to consult an attorney before signing it.

7.     No Admission of Wrongdoing. The parties agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

8.     Voluntary Agreement. Executive further acknowledges that he understands this Agreement, the claims he is releasing under the Release of Claims, the promises and agreements he is making, and the effect of his signing this Agreement.

9.     Return of Company Property. Executive agrees that, not later than the Separation Date, he will return to the Company all of its property in Executive’s possession, custody or control, including, without limitation, all Confidential Information (as defined in the Severance Agreement), keys, access cards, credit cards, computer hardware (including but not limited to any hard drives, diskettes, laptop computers and personal data assistants and the contents thereof, as well as any passwords or codes needed to operate any such hardware), cellular telephones, computer software, data, materials, papers, books, files, documents, records, policies, client and customer information and lists, marketing information and lists, mailing lists, notes and any other property or information that Executive has or had relating to the Company or its Affiliates (whether those materials are in paper or electronic form), and including, but not limited to, any documents containing, summarizing or describing any Confidential Information.

10.     Indemnification. The Company hereby agrees that Executive will continue to be entitled to all of his respective statutory rights to indemnification, including, without limitation, indemnification pursuant to the Company's organizational documents, insurance policies or under applicable law to the same extent Executive would have had the right to be indemnified absent this Agreement and the Release.

11.     IRC Section 409A. You received this Agreement in the current calendar year. If Section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”) requires, you will get no pay or benefits in this Agreement until the next calendar year (even if you sign it sooner), if your maximum time period to sign it (plus any revocation period) ends in the next calendar year. The payments under this Agreement are intended, and must be interpreted, to comply with Section 409A of the IRC, to the maximum extent possible. Any salary continuation payment in this Agreement is a separate “payment” under Section 409A of the IRC. The Company makes no representation or warranty and shall have no liability to Executive or any other person if the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the IRC, but do not satisfy an exemption from, or the conditions of, Section 409A of the IRC. If for any reason any provision of this Agreement does not accurately reflect its intended establishment of an exemption from or compliance with Section 409A of the IRC, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from or compliance with Section 409A of the IRC and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company. You are responsible for any tax penalties imposed on you, not the Company.

12.     Governing Law. The parties agree that the Agreement will be interpreted and governed by the laws of the state of Arkansas without regard to principles of comity or conflict of law provisions of any jurisdiction.

13.     Modification. The parties hereto agree that this Agreement may not be modified, altered or changed except by a written agreement signed by the parties hereto.

14.     Entire Agreement. The parties acknowledge that this Agreement, together with the Severance Agreement, constitute the entire agreement between them regarding Executive’s separation, superseding all prior written and oral agreements regarding such topic, including, without limitation, that certain letter agreement between you and the Company dated July 29, 2015; provided, however, that this Agreement will not constitute a waiver by the Company of any right they now have or may now have under any agreement imposing obligations on you with respect to confidentiality, non-competition, non-solicitation of employees, customers, vendors or independent contractors or like obligations. Executive acknowledges and agrees that he has waived any termination and notice provisions contained in Section 5 of the Severance Agreement.

15.     Invalidity of Provisions/Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

16.     No Reliance; Taxes. The parties have not relied on any representations, promises or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement. Any payments made to Executive under this Agreement will be reduced by the full amount legally required to be withheld for federal, state or local tax purposes by the Company.

17.     Notices. Any notices to be given hereunder by either party hereto to the other may be effected either by (a) personal delivery in writing, (b) facsimile or (c) mail, registered or certified, postage prepaid, with return receipt requested.  Mailed or faxed notices will be addressed or faxed as follows:

If to the Company:	USA Truck, Inc.
3200 Industrial Park Road
Van Buren, Arkansas 72956
Attn: Chief Executive Officer
Facsimile: (479) 471-2526

If to Executive:	Mr. Russell A. Overla
____________________
____________________
Email: _______________________

18.     Execution; Binding Effect. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original as against any party whose signature appears thereon, and all of which will together constitute one instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic format (e.g., “pdf” or “tif”) will be effective as delivery of a manually executed counterpart of this Agreement. This Agreement will be binding upon and inure to the benefit of the Company, its Affiliates, and their successors and assigns and will be binding upon Executive and your heirs and personal representatives.

[Signature Page Follows]

Sincerely,

/s/ Thomas M. Glaser

Thomas M. Glaser

President and Chief Executive Officer

USA Truck, Inc.

AGREED AND ACCEPTED effective the 24th day of September, 2015.

/s/ Russell A. Overla

Russell A. Overla

Exhibit A

General Release

FOR AND IN CONSIDERATION OF the compensation pursuant to a Payment Trigger to be provided me in connection with the termination of my engagement with USA Truck, Inc. (“Company”), as that term is defined in that certain Executive Severance and Change in Control Agreement between Company and me, dated as of July 29, 2015 (the “Agreement”), which are conditioned on my signing this General Release and to which I am not otherwise entitled, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, and assigns, and all others connected with or claiming through me, hereby release and forever discharge Company, each of its affiliates, and all of their respective past, present, and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors, and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights, or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this General Release, in any way resulting from, arising out of, or connected with my engagement with Company or the termination of that engagement or pursuant to any federal, state or local law, regulation, or other requirement, including if deemed to be an employee of Company (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by Company, each as amended from time to time).

In signing this General Release, I acknowledge my understanding that I may not sign it prior to the termination of my engagement with Company, but that I may consider the terms of this General Release for up to thirty (30) days (or such longer period as Company may specify) from the date my engagement with Company terminates. I also acknowledge that I have been advised by Company to seek the advice of an attorney prior to signing this General Release; that I have had a full and sufficient time to consider this General Release and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this General Release voluntarily and with a full understanding of its terms. I understand that I have seven (7) days following my execution of this General Release to revoke this General Release and that this General Release will not be effective until the eighth day after I execute and do not revoke this General Release.

I hereby acknowledge and reaffirm my continuing obligations to the Company under the Agreement, in particular as the Agreement relates to certain restrictive covenants, which was signed in connection with my employment.

I further acknowledge that, in signing this General Release, I have not relied on any promises or representations, expressed or implied, that are not set forth expressly in the Agreement.

[Signature page follows]

Intending to be legally bound, I have signed this General Release as of the date written below.

Signature: /s/ Russell A. Overla

Russell A. Overla

Date Signed: 9-24-2015

Exhibit B

Acknowledgment and Waiver

I, Russell A. Overla, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the United States of America, that the foregoing is true and correct.

EXECUTED this 24th day of September, 2015, at Crawford County, Arkansas.

/s/ Russell A. Overla

Russell A. Overla